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                                                                   EXHIBIT 10.65

                                 FIXED RATE NOTE

$26,960,000.00                                                 April 14, 2004

      FOR VALUE RECEIVED, RAMCO AUBURN CROSSROADS SPE LLC, a Delaware limited liability company ("Maker"), having its principal place of business at c/o Ramco-Gershenson, Inc., 27600 Northwestern Highway, Suite 200, Southfield, Michigan 48034, promises to pay to the order of CITIGROUP GLOBAL MARKETS REALTY CORP., a New York corporation, its successors or assigns ("Payee") at the office of Payee or its agent, designee or assignee at 388 Greenwich Street, 11th Floor, New York, New York, 10013, or at such place as the holder hereof may from time to time designate in writing, the principal sum of TWENTY-SIX MILLION NINE HUNDRED SIXTY THOUSAND AND NO/100 DOLLARS ($26,960,000.00) in lawful money of the United States of America with interest thereon to be computed on the unpaid principal balance from time to time outstanding from the date of this Note (herein so called) at the Applicable Interest Rate (hereinafter defined). The term "Applicable Interest Rate" as used in this Note shall mean a rate of Five and 38/100 percent (5.38%) per annum.

      1. Payment Terms. The principal and interest of this Note shall be payable as follows:

            (a) Maker shall pay a payment of interest only on the date hereof for the period from the date hereof through the tenth (10th) day of May, 2004, both inclusive;

            (b) Maker shall pay monthly interest only payments commencing on the eleventh day of June, 2004 and on the eleventh day of each calendar month thereafter up to and including the eleventh (11th) day of May, 2005 in accordance with Schedule I attached hereto and incorporated herein by reference; each of such payments to be applied to the payment of interest computed at the Applicable Interest Rate;

            (c) Maker shall pay consecutive monthly installments (each a "Monthly Installment") of $151,052.29 on the eleventh (11th) day of each month (each a "Payment Date") beginning June 11, 2005 (the "First Payment Date"); and

            (d) The balance of the principal sum and all interest thereon shall be due and payable on the eleventh (11th) day of May, 2014 (the "Maturity Date").

            Interest on the principal sum of this Note shall be calculated by multiplying the actual number of days elapsed in each Interest Period (as defined below) by a daily rate based on a three hundred sixty (360) day year. In computing the number of days during which such interest accrues, the day on which funds are initially advanced shall be included regardless of the time of day such advance is made, and the day on which funds are repaid shall be included unless repayment is credited prior to close of business. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment shall be made on the first Business Day immediately following such due date. The term "Business Day"

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shall mean a day on which commercial banks are not authorized or required by law to close in New York, New York.

            The Monthly Installment required hereunder is based on an amortization schedule of three hundred sixty (360) months.

      In the absence of a specific determination by Payee to the contrary, all payments paid by Maker to Payee in connection with the obligations of Maker under this Note and under the other Loan Documents shall be applied in the following order of priority: (a) to amounts, other than principal and interest, due to Payee pursuant to this Note or the other Loan Documents; (b) to the portion of accrued but unpaid interest accruing on this Note; and (c) to the unpaid principal balance of this Note. Maker irrevocably waives the right to direct the application of any and all payments at any time hereafter received by Payee from or on behalf of Maker, and Maker irrevocably agrees that Payee shall have the continuing exclusive right to apply any and all such payments against the then due and owing obligations of Maker in such order of priority as Payee may deem advisable.

      2. Interest Period. The term "Interest Period" shall mean the period beginning and including the eleventh (11th) day of a calendar month through and including the tenth (10th) day of the subsequent calendar month.

      3. Default and Acceleration. The whole of the principal sum of this Note, together with all interest accrued and unpaid thereon, and all other sums due under the Mortgage (hereinafter defined), the Loan Documents (as hereinafter defined) and this Note (all such sums hereinafter collectively referred to as the "Debt") shall without notice become immediately due and payable at the option of Payee if any payment due on the Maturity Date is not paid on such date or if any other payment required in this Note is not paid on or before the date when due, or if any Event of Default (as defined in the Mortgage) occurs and is continuing, or on the happening of any other default and continuance thereof, after the expiration of any applicable notice and grace periods, herein or under the terms of the Mortgage or other Loan Documents (hereinafter collectively an "Event of Default"), and further provided that the Debt shall automatically become immediately due and payable, without notice or any exercise of any option on the part of Payee, if an Event of Default of the type set forth in Section 22(g) of the Mortgage occurs with respect to Maker. All of the terms, covenants and conditions contained in the Mortgage and the other Loan Documents are hereby made part of this Note to the same extent and with the same force as if they were fully set forth herein. In the event that it should become necessary to employ counsel to collect the Debt or to protect or foreclose the security hereof, Maker also agrees to pay reasonable attorneys' fees for the services of such counsel whether or not suit be brought.

      4. Default Interest. Maker does hereby agree that upon the occurrence and continuance of an Event of Default or upon the failure of Maker to pay the Debt in full on the Maturity Date, Payee shall be entitled to receive and Maker shall pay interest on the entire unpaid principal sum at the rate of five percent ( 5%) above the Applicable Interest Rate (the "Default Rate"). The Default Rate shall be computed from the occurrence of the Event of

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Default until the actual receipt and collection of the Debt. This charge shall be added to the Debt, and shall be deemed secured by the Mortgage. This section, however, shall not be construed as an agreement or privilege to extend the date of the payment of the Debt, nor as a waiver of any other right or remedy accruing to Payee by reason of the occurrence of any Event of Default. In the event the Default Rate is above the maximum rate permitted by applicable law, the Default Rate shall be the maximum rate permitted by applicable law.

      5.    Prepayment; Defeasance.

            (a) The principal balance of this Note may not be prepaid in whole or in part prior to the date which is the second Payment Date prior to the Maturity Date (the "First Open Prepayment Date")(for example, if the Maturity Date is December 11 of a given calendar year, the second Payment Date prior to the Maturity Date would be October 11 of such calendar year, and would constitute the First Open Prepayment Date).

            (b)   After the date which is the earlier to occur of (i) the second
(2nd) anniversary of the "start-up day" (within the meaning of Section 860G(a)(9) of the Internal Revenue Code of 1986, as amended from time to time, or any successor statute (the "Code")), of the "real estate investment conduit" ("REMIC") that then holds this Note or (ii) the fourth (4th) anniversary of the date of this Note, and prior to the First Open Prepayment Date, Maker may voluntarily defease the Debt in whole, but not in part (such event, a "Defeasance"), by providing Payee with the Defeasance Collateral (as defined below) producing payments which replicate the Scheduled Defeasance Payments (as defined below), provided that any Defeasance by Maker shall be subject to the satisfaction of the following conditions precedent and other provisions below:

                  (i) Maker shall provide not less than thirty (30) days prior written notice to Payee specifying a regularly scheduled payment date (the "Defeasance Date") on which the Defeasance is to occur. Such notice shall indicate the principal amount of this Note to be defeased;

                  (ii) Maker shall pay to Payee all accrued and unpaid interest on the principal balance of this Note to, but not including, the Defeasance Date. If for any reason the Defeasance Date is not a regularly scheduled Payment Date, Maker shall also pay interest that would have accrued on this Note through the next regularly scheduled Payment Date;

                  (iii) Maker shall pay to Payee all other sums, not including scheduled interest or principal payments, due under this Note, the Mortgage, and the other Loan Documents;

                  (iv) Maker shall pay to Payee an amount equal to the full principal amount of this Note together with an additional amount such that the aggregate amount (the "Defeasance Deposit") is at least sufficient to purchase direct, non-callable obligations of the United States of America (the "Defeasance Collateral")

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            that provide payments on or prior to, but as close as possible to, all successive scheduled payment dates after the Defeasance Date upon which interest and/or principal payments are due under this Note through and including the Maturity Date and in amounts equal to the scheduled payments due on such dates, including, on the Maturity Date, the outstanding principal balance of this Note, together with all interest accrued thereon and all other sums then due and owing upon this Note and under the Loan Documents (the "Scheduled Defeasance Payments");

                  (v) Maker shall deliver to Payee on or prior to the Defeasance Date the following: (a) an executed security agreement, in form and substance satisfactory to Payee, creating a first priority lien on the Defeasance Deposit and the Defeasance Collateral (the "Defeasance Security Agreement"); (b) an opinion of counsel for Maker in form and substance satisfactory to Payee in its sole discretion stating, among other things, that Maker has legally and validly transferred and assigned the Defeasance Collateral and all obligations, rights and duties under and to this Note to the Successor Borrower (as defined below); that Payee has a perfected first priority security interest in the Defeasance Deposit and the Defeasance Collateral delivered by Maker, and that any REMIC trust formed pursuant to Section 860D of the Code that holds this Note will not fail to maintain its status as a REMIC within the meaning of Section 860D of the Code as a result of such Defeasance; (c) a certificate of Maker certifying that all requirements relating to defeasance set forth in this Note and any other Loan Documents have been satisfied; (d) evidence in writing from each of the Rating Agencies (as defined below) to the effect that the Defeasance will not result in a qualification, downgrade or withdrawal of any rating in effect immediately prior to the Defeasance Date for any securities or "Pass-Through Certificates" issued pursuant to the terms of a trust and servicing agreement in the event that this Note or any interest therein is included in a REMIC or other securitization vehicle; (e) a certificate from an independent certified public accounting firm selected by Payee certifying that the Defeasance Collateral is sufficient to satisfy the payments required under this Note as described above; and (f) such other certificates or instruments and Payee may reasonably request;

                  (vi) no Defeasance will be permitted hereunder unless the Crossed Loan is fully defeased in accordance with the terms and conditions of the applicable Crossed Loan Documents;

                  (vii) Maker shall deliver such other certificates, documents and instruments as Payee may reasonably request; and

                  (viii)Maker shall pay all costs and expenses to Payee incurred in connection with the Defeasance, including any costs and expenses associated with a release of the lien of the Mortgage as provided below as well as reasonable accountants' and attorneys' fees and expenses.

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            (c)   For purposes hereof, "Rating Agencies" shall mean,
collectively, (i) Standard and Poor's Rating Services, (ii) Moody's Investors Service, Inc., (iii) Fitch Ratings. (or its affiliates), and (iv) any other rating agency designated by Payee, and the respective successors and assigns of each.

            (d) In connection with each Defeasance, Maker hereby appoints Payee as its agent and attorney-in-fact for the purpose of using the Defeasance Deposit to purchase the Defeasance Collateral. Maker, pursuant to the Defeasance Security Agreement or other appropriate document, shall authorize and direct that the payments received from the Defeasance Collateral may be made directly to the account maintained by, or for the benefit of, Payee (unless otherwise directed by Payee) and applied to satisfy the obligations of Maker or Successor Borrower under this Note. If the entire Note and the entire Crossed Loan have been defeased and the conditions precedent listed above and all other terms and conditions set forth herein have been satisfied, the Property shall be released from the lien of the Mortgage and the Defeasance Collateral, pledged pursuant to the Defeasance Security Agreement, shall be the sole source of collateral securing this Note. In connection with the release of the lien, Maker shall submit to Payee, not less than thirty (30) days prior to the Defeasance Date, a release of lien for the Mortgage and related Loan Documents (including any guaranty) for execution by Payee. Such release shall be in form appropriate in the jurisdiction in which the Property is located and satisfactory to Payee in its sole discretion. In addition, Maker shall pay all recording costs, fees and expenses associated with recording the release of lien. Maker shall provide all other documentation Payee reasonably requires to be delivered by Maker in connection with such release, together with a certificate certifying that such documentation (i) is in compliance with all applicable laws, and (ii) will effect such release in accordance with the terms of this Note.

            (e) Payee, at Maker's expense, may form or, at Payee's request, Maker shall form a special-purpose bankruptcy remote entity (the "Successor Borrower") to be the obligor under this Note. Maker shall, at Payee's request, assign all of its obligations and rights under this Note to the Successor Borrower. In connection therewith, the Successor Borrower shall execute an assumption agreement in form and substance satisfactory to Payee in its sole discretion pursuant to which it shall assume Maker's obligations under this Note and the Defeasance Security Agreement, and Maker and any guarantors shall be released from their obligations with respect to such assumed documents. The sole assets of the Successor Borrower shall be the Defeasance Collateral. In connection with such assignment and assumption, Maker shall:

                  (i) deliver to Payee an opinion of counsel in form and substance and delivered by counsel satisfactory to Payee in its sole discretion stating, among other things, that such assumption agreement is enforceable against Maker and the Successor Borrower in accordance with its terms, that the Note, the Defeasance Security Agreement and any other documents executed in connection with such Defeasance are enforceable against the Successor Borrower in accordance with their respective terms and that the delivery of the Defeasance Deposit and transfer of the Defeasance Collateral to Successor Borrower does not constitute a fraudulent conveyance or a preference payment under applicable bankruptcy law;

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                  (ii)  pay all costs and expenses incurred by Payee or its
            agents in connection with such assignment and assumption (including, without limitation, any fees and disbursements of legal counsel); and

                  (iii) pay $1,000 to Successor Borrower as consideration for assuming the obligations under the Note and the Defeasance Security Agreement and a defeasance processing fee to the servicer of the Note; provided, notwithstanding anything to the contrary herein or in the Loan Documents, no other assumption fee shall be payable by Maker in connection with such assumption.

            (f) If, prior to the First Open Prepayment Date, and following the occurrence of any Event of Default, Maker shall tender payment of an amount sufficient to satisfy all or any portion of the Debt, or if the balance of the Debt shall otherwise become due and owing, as a result of acceleration upon the occurrence of an Event of Default or otherwise, Maker shall immediately pay, in addition to the Debt and any other amounts due under the terms of this Note and the other Loan Documents, an amount equal to the Yield Maintenance Premium (as defined below; the Yield Maintenance Premium is sometimes alternatively referred to in the Loan Documents as the "Prepayment Consideration"; references in the loan Documents to Prepayment Consideration shall mean the Yield Maintenance Premium as described and defined herein); provided that if a complete or partial prepayment results from the application to the Debt of the casualty or condemnation proceeds from the property, no Yield Maintenance Premium will be imposed. Partial prepayments of principal resulting from the application of casualty or insurance proceeds to the Debt shall not change the amounts of subsequent monthly installments nor change the dates on which such installments are due, unless Payee shall otherwise agree in writing.

            (g) For purposes hereof, "Yield Maintenance Premium" shall mean an amount equal to the aggregate sum (without duplication) of:

                  (i) the product obtained by multiplying (1) the entire unpaid principal balance of this Note at the time of prepayment (or at the time of the earlier date upon which the balance of this Note shall become due and payable, whether due to maturity, acceleration or otherwise), times (2) the difference (if a positive number) obtained by subtracting from the Applicable Interest Rate the yield rate (the "Yield Rate") on the 4.25% U.S. Treasury Security due November 15, 2013 (the "Specified U.S. Treasury Security"), as the Yield Rate is reported in the Wall Street Journal on the fifth Business Day (as hereinafter defined) preceding (x) the date of prepayment where prepayment is voluntary, or (y) the date upon which the balance of the Debt shall become due and payable, whether due to maturity, acceleration or otherwise, times (3) the present value factor calculated using the following formula:

         1-(1 + r)(-n)
         --------
                r

                        r=    Yield Rate

                        n= the number of years, and any fraction thereof, remaining between the prepayment date (or such earlier date upon

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                              which  the  balance  of the Debt  shall  have been
                              accelerated or otherwise become due and payable) and the Maturity Date.

In the event that no Yield Rate is published for the Specified U.S. Treasury Security, then the nearest equivalent U.S. Treasury Security shall be selected at Payee's sole discretion. If the publication of such Yield Rates in the Wall Street Journal is discontinued, Payee shall determine such Yield Rates from another source selected by Payee; and

            (ii) an amount equal to the interest which would have accrued on the principal balance of this Note during the remaining days of the Interest Period within which such prepayment is made or the Debt shall been accelerated or otherwise become due and payable.

            (h) Maker acknowledges and agrees that the Yield Maintenance Premium is not a penalty or additional interest, but is Payee's cost of liquidating its investments in the event of any prepayment of this Note. Maker hereby covenants and agrees to indemnify Payee and hold it harmless from any costs, fees, expenses (including attorney's fees) resulting from any action, litigation or judicial decision alleging, claiming or holding that the Yield Maintenance Premium is a penalty or additional interest, and from any damages (whether compensatory or punitive) ordered by a court, judge or administrative law judge which may determine that the Yield Maintenance Premium is a penalty or additional interest.

            (i) In the event of prepayment of this Note (in whole but not in part) on or after the First Open Prepayment Date, Maker shall pay, together with the amount of such prepayment, an amount equal to (i) the interest which would have been accrued on the amount of such prepayment during the remaining days of the Interest Period within which such prepayment is made, (ii) all accrued and unpaid interest and (iii) any other sums due under this Note or any other Loan Document.

      6. Security. This Note is evidence of that certain loan made by Payee to Maker contemporaneously herewith (the "Loan"). This Note is secured by (a) a Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing of even date herewith in the amount of this Note given by Maker for the use and benefit of Payee covering the fee estate of Maker in certain premises as more particularly described therein (the "Mortgaged Property") (as the same may be amended, restated, extended, supplemented, or otherwise modified from time to time, the "Mortgage"), (b) an Assignment of Leases and Rents of even date herewith executed by Maker in favor of Payee (as the same may be amended, restated, extended, supplemented or otherwise modified from time to time, the "Assignment of Leases"), and (c) the other Loan Documents (as hereinafter defined). The term "Loan Documents" as used in this Note relates collectively to this Note, the Mortgage, the Assignment of Leases and any and all other documents securing, evidencing, or guaranteeing all or any portion of the Loan or otherwise executed and/or delivered in connection with this Note and the Loan, provided, however, that such term shall in no event be deemed to include that certain Environmental Liabilities Agreement dated as of the date hereof in favor of Payee. This Note is also secured by, among other things, the Crossed Mortgage, which also secures the Crossed Note that evidences the Crossed Loan made contemporaneously

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herewith by Payee to the Maker (all as such preceding capitalized terms are defined in Schedule II to this Note).

      7. Maximum Legal Interest. It is expressly stipulated and agreed to be the intent of Maker and Payee at all times to comply with applicable state law or applicable United States federal law (to the extent that it permits Payee to contract for, charge, take, reserve, or receive a greater amount of interest than under state law) and that this section shall control every other covenant and agreement in this Note. If the applicable law (state or federal) is ever judicially interpreted so as to render usurious any amount called for under this Note, or contracted for, charged, taken, reserved, or received with respect to the Debt, or if Payee's exercise of the option to accelerate the Maturity Date, or if any prepayment by Maker results in Maker having paid any interest in excess of that permitted by applicable law, then it is Payee's express intent that all excess amounts theretofore collected by Payee shall be credited on the principal balance of this Note and all other Debt and the provisions of this
Note immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new documents, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder or thereunder. All sums paid or agreed to be paid to Payee for the use, forbearance, or detention of the Debt shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Note until payment in full of the Debt so that the rate or amount of interest on account of the Debt does not exceed the maximum lawful rate from time to time in effect and applicable to the Debt for so long as the Debt is outstanding. Notwithstanding anything to the contrary contained herein, it is not the intention of Payee to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

      8.    Late Charges. Notwithstanding any longer period granted under
Section 3 hereof in connection with the occurrence of an Event of Default and Payee's acceleration remedies, if any sum payable under this Note is not paid on or before the date on which it is due, Maker shall pay to Payee upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by applicable law to defray the expenses incurred by Payee in handling and processing such delinquent payment and to compensate Payee for the loss of the use of such delinquent payment and such amount shall be secured by the Mortgage and other Loan Documents.

      9. No Oral Changes. This Note may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Maker or Payee, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

      10. Joint and Several Liability. If Maker consists of more than one person or party, the obligations and liabilities of each such person or party shall be joint and several.

      11. Waivers. Except as specifically provided in the Loan Documents, Maker and all others who may become liable for the payment of all or any part of the Debt do hereby severally

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waive presentment and demand for payment, notice of dishonor, protest, notice of protest, and non-payment, notice of intent to accelerate the maturity hereof and notice of such acceleration. No release of any security for the Debt or extension of time for payment of this Note or any installment hereof, and no alteration, amendment or waiver of any provision of this Note, the Mortgage or the other Loan Documents made by agreement between Payee and any other person or party shall release, modify, amend, waive, extend, change, discharge, terminate or affect the liability of Maker, and any other who may become liable for the payment of all or any part of the Debt, under this Note, the Mortgage or the other Loan Documents.

      12. Limitations on Recourse. Notwithstanding anything in the Loan Documents to the contrary, but subject to the qualifications and other provisions in clauses (a), (b) and (c) of this Section 12 below, Payee and Maker agree that: (i) Maker shall be liable upon the Debt and for the other obligations arising under the Loan Documents to the full extent (but only to the extent) of all of the Mortgaged Property and any other items, property or amounts which are collateral or security for the Loan; (ii) if a default occurs in the timely and proper payment of all or any part of the Debt, any judicial proceedings brought by Payee against Maker shall be limited to the preservation, enforcement and foreclosure, or any thereof, of the liens, security titles, estates, assignments, rights and security interests now or at any time hereafter securing the payment of the Debt and/or the other obligations of Maker under the Loan Documents, and no attachment, execution or other writ of process shall be sought, issued or levied upon any assets, properties or funds of Maker other than the Mortgaged Property; and (iii) in the event of a foreclosure of such liens, security titles, estates, assignments, rights or security interests securing the payment of the Debt, no judgment for any deficiency upon the Debt shall be sought or obtained by Payee against Maker.

            (a) Nothing contained in this Section 12 shall (1) be deemed to be a release or impairment of the Debt or the lien of the Loan Documents upon the Mortgaged Property, or (2) preclude Payee from foreclosing under the Loan Documents in case of any default or from enforcing any of the other rights of Payee, including naming Maker as a party defendant in any action or suit for foreclosure and sale under the Mortgage, or obtaining the appointment of a receiver or prohibit Payee from obtaining a personal judgment against Maker on the Debt to the extent (but only to the extent) such judgment may be required in order to enforce the liens, security titles, estates, assignments, rights and security interests securing payment of the Debt, or (3) limit or impair in any way whatsoever the Guaranty (the "Guaranty") of even date executed and delivered in connection with the indebtedness evidenced by this Note or release, relieve, reduce, waive or impair in any way whatsoever, any obligation of any party to the Guaranty or (4) release, relieve, reduce, waive or impair in any way whatsoever any obligations of any person other than Maker which is a party to any of the other Loan Documents.

            (b) In the event of fraud or material misrepresentation by Maker or any guarantor in connection with the Loan Documents or the documents delivered by Maker, or the first full Monthly Installment on this Note is not paid when due, or if any petition or proceeding for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by Maker (or if any such petition or proceeding was not so filed by Maker, but Maker or Guarantor or their respective agents, affiliates, officers or employees consented to, acquiesced in arranged or otherwise participated in bringing about the institution of such petition or proceeding), or if there shall occur any material breach or default under the provisions of Section 9 of the Mortgage (entitled "Single Purpose Entity/Separateness"), the limitations on recourse set forth in this Section 12, including the provisions of clauses (i),
(ii) and (iii) of this Section 12 above, will be null and void and completely inapplicable, and this Note shall be full recourse to Maker.

            (c) Nothing contained herein shall in any manner or way release, affect or impair the right of Payee to recover, and Maker shall be fully and personally liable and subject to legal action, for any loss, cost, expense, damage, claim or other obligation (including without limitation reasonable attorneys' fees and court costs) incurred or suffered by Payee arising out of or in connection with the following:

                        (A) any continuing default beyond any applicable cure periods of the Environmental Liabilities Agreement executed by Maker for the benefit of Payee, dated of even date herewith, including the indemnification provisions contained therein;

                        (B) Maker's failure to obtain Payee's prior written consent to any subordinate financing (except as permitted in Section 9(d) of the Mortgage) or any other encumbrance on the Mortgaged Property, or any transfer of the Mortgaged Property or majority ownership in Maker in violation of the Mortgage;

                        (C) the misapplication by Maker, its agents, affiliates, officers or employees of any funds derived from the Mortgaged Property, including security deposits, insurance proceeds and condemnation awards, in violation of the Loan Documents;

                        (D) Maker's failure to apply proceeds of rents or any other payments in respect of the leases and other income from the Mortgaged Property or any other collateral when received to the costs of maintenance and operation of the Mortgaged Property and to the payment of taxes, lien claims, insurance premiums, monthly payments of principal and interest or escrow payments or other payments due under the Loan Documents to the extent the Loan Documents require such proceeds to be then so applied;

                        (E) any litigation or other legal proceeding related to the Debt filed by Maker or any guarantor or indemnitor that delays or impairs Payee's ability to preserve, enforce or foreclose its lien on the Mortgaged Property, including, but not limited to, the filing of a voluntary petition concerning Maker under the U.S. Bankruptcy Code, in which action a claim, counterclaim, or defense is asserted against Payee, other than any litigation or other legal proceeding in which a final, non-appealable judgment for money damages or injunctive relief is entered against Payee;

                        (F) the gross negligence or willful misconduct of Maker, its agents, affiliates, officers or employees which causes or results in a material diminution, or material loss of value, of the Mortgaged Property that is not reimbursed by insurance or which gross negligence or willful misconduct exposes Payee to claims, liability or costs of defense in any litigation or other legal proceeding;

                        (G) the seizure or forfeiture of the Mortgaged Property, or any portion thereof, or Payee's interest therein, resulting from criminal wrongdoing by Maker, its agents, affiliates, officers or employees;

                        (H) waste to the Mortgaged Property caused by the acts or omissions of Maker, its agents, affiliates, officers, employees or contractors; or the removal or disposal of any portion of the Mortgaged Property by Maker its agents, affiliates, officers, employees or contractors after an Event of Default to the extent such Mortgaged Property is not replaced by Maker with like property of equivalent value, function and design; and

                        (I) in the event Payee has waived (or the Mortgage does not require) the monthly collection for real and personal property taxes, assessments, or insurance premiums, then failure by Maker to pay any or all such taxes, assessments or premiums in accordance with terms of the Mortgage (except for taxes and assessment which accrue, and premiums which are payable, after either (1) the date that Payee takes title to the Mortgaged Property by foreclosure, deed-in-lieu of foreclosure or otherwise or (2) Payee obtains the appointment of a receiver or otherwise takes possession directly as a mortgagee in possession (provided, that, Maker has relinquished possession and control of the Mortgaged Property to such receiver or Payee and is not disputing the receivership or possession by the receiver or Payee)).

            (d) In addition to the foregoing, Maker shall also be fully and personally liable to Payee for any amount which Maker is fully and personally liable to Payee for under Section 12 of the Crossed Note evidencing the Crossed Loan.

      13. Notices. All notices or other communications required or permitted to be given pursuant hereto shall be given in the manner and be effective as specified in the Mortgage, directed to the parties at their respective addresses as provided therein.

      14. Transfers of Note and Loan. Payee shall have the unrestricted right at any time or from time to time to sell this Note and the Loan or participation interests therein. Maker shall execute, acknowledge and deliver any and all instruments requested by Payee to satisfy such purchasers or participants that the unpaid indebtedness evidenced by this Note is outstanding upon the terms and provisions set out in this Note and the other Loan Documents. To the extent, if any specified in such assignment or participation, such assignee(s) or participant(s) shall have the rights and benefits with respect to this Note and the other Loan Documents as such assignee(s) or participant(s) would have if they were the Payee hereunder.

      15. Waiver of Trial By Jury; Waiver of Certain Claims. MAKER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS NOTE OR THE OTHER LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH INCLUDING, BUT NOT LIMITED TO THOSE RELATING TO (A) ALLEGATIONS THAT A PARTNERSHIP EXISTS BETWEEN PAYEE AND MAKER; (B) USURY OR PENALTIES OR DAMAGES THEREFOR; (C) ALLEGATIONS OF UNCONSCIONABLE ACTS, DECEPTIVE TRADE PRACTICE, LACK OF GOOD FAITH OR FAIR DEALING, LACK OF COMMERCIAL REASONABLENESS, OR SPECIAL RELATIONSHIPS (SUCH AS FIDUCIARY, TRUST OR CONFIDENTIAL RELATIONSHIP); (D) ALLEGATIONS OF DOMINION, CONTROL, ALTER EGO, INSTRUMENTALITY, FRAUD, REAL ESTATE FRAUD, MISREPRESENTATION, DURESS, COERCION, UNDUE INFLUENCE, INTERFERENCE OR NEGLIGENCE; (E) ALLEGATIONS OF TORTIOUS INTERFERENCE WITH PRESENT OR PROSPECTIVE BUSINESS RELATIONSHIPS OR OF ANTITRUST; OR (F) SLANDER, LIBEL OR DAMAGE TO REPUTATION. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY MAKER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. PAYEE IS HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY MAKER.

      16. Authority. Maker (and the other undersigned representative of Maker, if any) represents that Maker has full power, authority and legal right to execute, deliver and perform its obligations pursuant to this Note, the Mortgage and the other Loan Documents and that this Note, the Mortgage and the other Loan Documents constitute valid and binding obligations of Maker.

      17. Governing Law; Consent to Jurisdiction. This Note shall be governed and construed in accordance with the laws of the state where the Mortgaged Property is located and the applicable laws of the United States of America. Maker hereby irrevocably submits to the jurisdiction of any court of competent jurisdiction located in the state in which the Mortgaged Property is located in connection with any proceeding relating to this Note.

                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, Maker has duly executed this Note the day and year first above written.

                                            RAMCO AUBURN CROSSROADS SPE LLC

                                            A DELAWARE LIMITED LIABILITY COMPANY

                                            By:
                                                ________________________________
                                                Dennis Gershenson, President

Fixed Rate Note

                                   SCHEDULE I

                         INTEREST ONLY PAYMENTS SCHEDULE

                              TOTAL
PERIOD         DATE          PAYMENT
   0         5/11/2004
   1         6/11/2004      124,899.69
   2         7/11/2004      120,870.67
   3         8/11/2004      124,899.69
   4         9/11/2004      124,899.69
   5        10/11/2004      120,870.67
   6        11/11/2004      124,899.69
   7        12/11/2004      120,870.67
   8         1/11/2005      124,899.69
   9         2/11/2005      124,899.69
  10         3/11/2005      112,812.62
  11         4/11/2005      124,899.69
  12         5/11/2005      120,870.67

                                   SCHEDULE II

         DESCRIPTION OF CROSSED LOAN, CROSSED NOTE, CROSSED MORTGAGE AND
                                CROSSED PROPERTY

      As used herein and in the instrument to which this Schedule is attached, the following terms shall have the following meanings:

      "Crossed Loan" shall mean the loan in the amount of $7,740,000 made by Mortgagee to the Mortgagor, and evidenced and secured by the Crossed Note, the Crossed Mortgage and the Crossed Loan Documents.

      "Crossed Loan Documents" shall mean the "Loan Documents" as defined and referred to in the Crossed Mortgage, as the same may be amended, modified, supplemented, extended or restated from time to time.

      "Crossed Note" shall mean that certain promissory note in the initial principal amount of the Loan dated as of (or about) the date of the instrument to which this Schedule is attached, made and given by the Mortgagor in favor of Mortgagee, as the same may be amended, modified, supplemented, extended or restated from time to time.

      "Crossed Mortgage" shall mean that certain Mortgage dated as of (or about) the date of the instrument to which this Schedule is attached, made and given by the Mortgagor in favor of Mortgagee, as the same may be amended, modified, supplemented, extended or restated from time to time.

      "Crossed Property" shall mean the "Mortgaged Property" as defined and referred to in the Crossed Mortgage, located in city of Auburn Hills, county of Oakland, State of Michigan, as more particularly described in the Crossed Mortgage.